Exhibit 2.5

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HOMEUNION HOLDINGS, INC.,
a Delaware corporation

HOMEUNION HOLDINGS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST:       The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

“RESOLVED, that Article IV of the Certificate is hereby amended and restated in full as follows:

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is eighty-three million seventy-two thousand one hundred seventy-four (83,072,174), consisting of fifty-five million (55,000,000) shares of Common Stock, $0.0001 par value per share, and twenty-eight million seventy-two thousand one hundred seventy-four (28,072,174) shares of Preferred Stock, $0.0001 par value per share. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of thirteen million two hundred seventy-three thousand eight hundred two (13,273,802) shares and the second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of fourteen million seven hundred ninety-eight thousand three hundred seventy-two (14,798,372) shares.”

SECOND:       Upon the filing and effectiveness of this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, every one (1) issued and outstanding share of the Corporation's Common Stock shall automatically and without any action on the part of the holder thereof be converted into and reconstituted as two (2) shares of the Corporation's Common Stock; every one (I) issued and outstanding share of the Corporation's Series A Preferred Stock shall automatically and without any action on the part of the holder thereof be converted into and reconstituted as two (2) shares of the Corporation's Series A Preferred Stock and every one (1) issued and outstanding share of the Corporation's Series B Preferred Stock shall automatically and without any action on the part of the holder thereof be converted into and reconstituted as two (2) shares of the Corporation's Series B Preferred Stock.

THIRD:       That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendments in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

FOURTH:       That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, HomeUnion Holdings, Inc. has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be signed by the undersigned, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true under penalty of perjury this 16th day of October, 2015.

/s/ Don Ganguly
Don Ganguly, Chief Executive Officer